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                                                                   Exhibit 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                 Fiscal Year
                                                    --------------------------------------------------------------------
                                                      1996           1995           1994           1993           1992
                                                    --------       --------       --------       --------       --------
Income from consolidated companies
   before provision for income taxes
   and cumulative effect of accounting
   change                                           $922,436       $698,543       $334,497       $153,558        $58,925

Fixed charges:
   Interest expense                                   20,733         21,401         15,962         14,206         15,207
   Capitalized interest                                5,108           --             --             --             --
   Interest component of rent expense(1)              22,086         13,103         11,070          9,021          7,197
                                                    --------       --------       --------       --------       --------
        Total fixed charges                           47,927         34,504         27,032         23,227         22,404
                                                    --------       --------       --------       --------       --------

Earnings from consolidated companies
   before income taxes, cumulative effect
   of accounting change and fixed charges(2)        $965,255       $733,047       $361,529       $176,785        $81,329
                                                    ========       ========       ========       ========       ========

Ratio of earnings to fixed charges                    20.14x         21.25x         13.37x          7.61x          3.63x
                                                    ========       ========       ========       ========       ========

(1) For leases where the interest factor can be specifically identified, the actual interest factor was used. For all other leases, the interest factor is estimated at one-third of total rent expense for the applicable period, which management believes represents a reasonable approximation of the interest factor.

(2) Fixed charges do not include capitalized interest for purposes of this calculation.